Exhibit 99.1

For information contact:
Paul R. Flanders
Chief Financial Officer
(315) 424-0513

FOR IMMEDIATE RELEASE

CARROLS CORPORATION

COMMENCES CASH TENDER OFFER FOR ITS

OUTSTANDING 9 1/2% SENIOR SUBORDINATED NOTES DUE 2008, SERIES B

SYRACUSE, NEW YORK (November 16, 2004) - Carrols Corporation announced today that it has commenced an offer to purchase for cash any and all of the $170 million outstanding principal amount of its 9  1/2% Senior Subordinated Notes due 2008, Series B. The tender offer is being made pursuant to an Offer to Purchase dated November 16, 2004, and a related Letter of Transmittal, which more fully set forth the terms and conditions of the tender offer.

The total consideration to be paid for each validly tendered note accepted by Carrols for payment will be equal to $1,034.17 per $1,000 principal amount of the notes, plus any accrued and unpaid interest on the notes up to, but not including, the date of payment. The tender offer will expire at 11:59 p.m., New York City time, on December 14, 2004, unless terminated or extended. Tendered notes may be withdrawn any time prior to the expiration of the tender offer, but not thereafter. The tender offer is conditioned upon, among other things, the consummation by Carrols of a refinancing of its indebtedness, including its senior secured credit facility. The tender offer is not subject to the receipt of any minimum amount of notes being tendered.

JPMorgan is acting as dealer manager for the tender offer. MacKenzie Partners, Inc. is acting as information agent for the tender offer. The depositary for the tender offer is The Bank of New York. Questions regarding the tender offer may be directed to J.P. Morgan Securities Inc., telephone number (212) 270-7407 (call collect). Requests for copies of the Offer to Purchase and related documents may be directed to MacKenzie Partners, Inc., telephone number (800) 322-2885 (toll free) or (212) 929-5500 (call collect).

This announcement is not an offer to purchase or a solicitation of an offer to purchase, nor is this announcement an offer or solicitation of an offer to sell new securities. The tender offer is made solely by means of the Offer to Purchase.

Carrols Corporation is one of the largest restaurant companies in the U.S. operating 536 restaurants in 17 states. Carrols is the largest franchisee of Burger King restaurants with 351 Burger Kings located in 13 Northeastern, Midwestern and Southeastern states. It also operates two regional Hispanic restaurant chains that operate or franchise more than 200 restaurants. Carrols owns and operates 125 Taco Cabana restaurants located in Texas, Oklahoma and New Mexico, and franchises eight Taco Cabana restaurants. Carrols also owns and operates 60 Pollo Tropical restaurants in south and central Florida, and franchises 25 Pollo Tropical restaurants in Puerto Rico (20 units), Ecuador (4 units) and South Florida.

Carrols Corporation • 968 James Street • PO Box 6969 • Syracuse, NY 13217 • Tel: (315) 424-0513 • Fax: (315) 475-9616

Exhibit 99.1

This report contains certain forward-looking statements that reflect management’s current expectations and are based upon currently available data; however, actual results are subject to future events, risks and uncertainties, which could cause actual results to differ materially from those projected in the forward-looking statements. Investors are referred to the full discussion of risks and uncertainties as contained in Carrols Corporation’s filings with the Securities and Exchange Commission.

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Carrols Corporation • 968 James Street • PO Box 6969 • Syracuse, NY 13217 • Tel: (315) 424-0513 • Fax: (315) 475-9616